Exhibit 10.1
SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of December 29, 2008, among ALLIS-CHALMERS ENERGY INC., a Delaware corporation, as borrower (the “Borrower”), the undersigned Guarantors (collectively, the “Guarantors”), ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent for the Lenders parties to the hereinafter defined Credit Agreement (in such capacities, the “Administrative Agent” and “Collateral Agent,” respectively) and the undersigned Required Lenders.
Reference is made to the Second Amended and Restated Credit Agreement dated as of April 26, 2007 among Borrower, the Administrative Agent, the Collateral Agent and the Lenders parties thereto, as amended by a First Amendment to Second Amended and Restated Credit Agreement dated as of December 3, 2007 (as amended, the “Credit Agreement”). Unless otherwise defined in this Amendment, capitalized terms used herein shall have the meaning set forth in the Credit Agreement; all section, exhibit and schedule references herein are to sections, exhibits and schedules in the Credit Agreement; and all paragraph references herein are to paragraphs in this Amendment.
RECITALS
A. The Borrower has requested certain amendments to the Credit Agreement and the Lenders are willing, on the terms and conditions set forth herein to amend the Credit Agreement as hereinafter set forth.
Accordingly, for adequate and sufficient consideration, the parties hereto agree, as follows:
Paragraph 1. Amendments. Effective as of the Second Amendment Effective Date, the Credit Agreement is amended as follows:
1.1 Definitions. Section 1.01 of the Credit Agreement is amended as follows:
(a) The following definitions are amended in their entirety to read as follows:
“Agreement means this Second Amended and Restated Credit Agreement as amended by the First Amendment to Second Amended and Restated Credit Agreement and the Second Amendment to Second Amended and Restated Credit Agreement.”
Second Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

“Applicable Rate means the following percentages per annum set forth in the table below, on any date of determination, with respect to the Type of Credit Extension or commitment fee that corresponds to the Leverage Ratio at such date of determination, as calculated based on the quarterly Compliance Certificate most recently delivered pursuant to Section 6.02(a):

		Commitment	Letter of Credit
Pricing		Fee	and Eurodollar Rate	Base Rate
Level	Leverage Ratio	+ (basis points)	+ (basis points)	+ (basis points)

1	Less than 2.50:1.00	75.0	400.0	300.0
2	Less than 3.00:1.00 but greater than or equal to 2.50:1.00	85.0	425.0	325.0
3	Less than 3.50:1.00 but greater than or equal to 3.00:1.00	95.0	500.0	400.0
4	Greater than or equal to 3.50:1.00	105.0	650.0	550.0
Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first day of the fiscal quarter of the Borrower immediately following the date of a Compliance Certificate delivered pursuant to Section 6.02(a); provided, however, that if no Compliance Certificate is delivered during a fiscal quarter within 10 days after such Compliance Certificate is due in accordance with such Section, Pricing Level 4 shall apply as of the first day of such following fiscal quarter.
In the event that any Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Aggregate Revolving Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate based upon the foregoing pricing grid (the “Accurate Applicable Rate”) for any period that such Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a Compliance Certificate for such period, (ii) the Applicable Rate shall be adjusted such that after giving effect to the corrected Compliance Certificate the Applicable Rate shall be reset to the Accurate Applicable Rate based upon the foregoing pricing grid for such period as set forth in the foregoing pricing grid and (iii) if the Accurate Applicable Rate is higher than the Applicable Rate based upon the foregoing pricing grid, the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Rate for such period.”
“Base Rate means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate for such day, and (c) the Eurodollar Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one and one-quarter percent (1.25%); provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the LIBOR I screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars at approximately 11:00 a.m. (London time) on such day. Any change in the Base Rate due to a change in the Prime Rate, Federal Funds Rate or the Eurodollar Rate shall be effective automatically and without notice to Borrower or any Lender on the effective date of such change in the Prime Rate, Federal Funds Rate or Eurodollar Rate, respectively.”
Second Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

“Eurodollar Rate means for any Interest Period with respect to any Eurodollar Rate Loan:
(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR I screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or
(b) if the rate referenced in the preceding subsection (a) is not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.”
(b) The following definitions are inserted alphabetically into Section 1.01 of the Credit Agreement:
“BCH means BCH Ltd., an Alberta, Canada corporation.”
“BCH Acquisition means the acquisition by Borrower of 100% of the Equity Interests in BCH from BrazAlta Resources Corp., a Canadian-based corporation, for up to $5,000,000 cash.”
“BCH Brazil means BCH Energy do Brasil Servicos de Petroleo Ltda., a wholly-owned Subsidiary of BCH, organized under the laws of Brazil, providing drilling services in Brazil.”
“CFSC means Caterpillar Financial Services Corporation.”
“CFSC Rig Financing means purchase money equipment financing provided by CFSC to Borrower of up to $29,000,000 to enable Borrower to acquire the Rigs, which financing will not exceed 80% of the purchase price of the Rigs, will have a six year amortization and be repayable in 24 quarterly installments of principal and interest and the interest rate shall not exceed ten (10%) per annum at the time of funding such equipment financing.”
“Prime Rate means for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” Such rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.”
“Rigs means collectively those two land based petroleum drilling rigs manufactured by either IDM Equipment LLC or Stewart and Stevenson and all associated equipment installed thereon.”
Second Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

“Second Amendment Effective Date means the date the Second Amendment to Second Amended and Restated Credit Agreement by its terms becomes effective among the parties thereto.”
“Second Amendment to Second Amended and Restated Credit Agreement means that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of December 29, 2009, among the Borrower, the Guarantors, Royal Bank of Canada, as Administrative Agent and Collateral Agent, and the Required Lenders.”
1.2 Section 6.07. Section 6.07 of the Credit Agreement is amended by deleting clause (i) thereof and substituting therefor the following:
“(i) furnish to the Administrative Agent on each anniversary of the Second Amended and Restated Closing Date a certificate or certificates of insurance from the applicable insurance company evidencing the existence of insurance required to be maintained by this Agreement and the other Loan Documents and evidencing that Administrative Agent is listed as sole loss payee on property insurance and the Administrative Agent and Lenders are additional insureds on liability insurance; provided however, CFSC may be also listed as a loss payee on property insurance covering the Rigs and as an additional insured on liability insurance, giving effect to the first priority lien on the Rigs in favor of CFSC in the event any payments are made under such insurance policies,”
1.3 Section 6.13. The last sentence of Section 6.13 of the Credit Agreement is amended in its entirety to read as follows:
“At the time of the formation or acquisition of any Foreign Subsidiary owned directly by the Borrower or directly by a Domestic Subsidiary of the Borrower, the Borrower shall cause 66+2/3% (or such greater percentage as may be pledged without triggering adverse tax consequences to the Borrower) of such Foreign Subsidiary’s Equity Interests to be subjected to a lien to secure the Obligations; provided, however, the foregoing shall not be applicable to Equity Interest in BCH owned by Borrower (or a Domestic Subsidiary of the Borrower) for so long as such Equity Interest is pledged to Standard Bank; provided further, however, as soon as the lien in favor of Standard Bank is released, the Borrower shall cause 66+2/3 (or such greater percentage as may be pledged without triggering adverse tax consequences to the Borrower) of the Equity Interest in BCH to be subjected to a lien to secure the Obligations.”
1.4 Section 7.01. Section 7.01 of the Credit Agreement is amended by deleting the word “and” at the end of Section 7.01(o) and deleting the period at the end of Section 7.01(p) and replacing it with a semicolon and adding new Sections 7.01(q) and 7.01(r) to read in their entirety as follows:
“(q) Liens on assets of BCH and BCH Brazil after BCH becomes a Subsidiary of Borrower following the BCH Acquisition, securing Indebtedness of up to $23,000,000 owing by BCH and BCH Brazil to Standard Bank which Indebtedness is permitted under Section 7.04(k); and
(r) Liens existing on the Equity Interest in BCH owned by Borrower (or a Domestic Subsidiary of the Borrower) existing in favor of Standard Bank; provided that (i) no such Lien shall be extended to cover property other than such Equity Interest and (ii) the Indebtedness thereby secured is permitted by Section 7.04(c);”
Second Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

1.5 Section 7.02. Section 7.02 of the Credit Agreement is amended by deleting the word “and” at the end of clause (k), deleting the period at the end of clause (l) and substituting “; and” therefor and adding a new subsection (m) to read as follows:
“(m) Investments by Borrower in BCH consisting of (1) Borrower paying $5,000,000 to BrazAlta Resources Corp. to acquire all of the Equity Interests in BCH owned by BrazAlta Resources Corp., (2) Borrower providing up to $2,000,000 of working capital to BCH, and (3) Borrower becoming liable as a guarantor for up to $23,000,000 of BCH’s and BCH Brazil’s Indebtedness owing to Standard Bank.”
1.6 Section 7.04. Section 7.04(c) of the Credit Agreement is amended to read in its entirety as follows:
“(c) Guaranty Obligations of the Borrower and/or any of its Subsidiaries in respect of Indebtedness otherwise permitted hereunder of the Borrower; provided, however, with respect to Indebtedness owing by DLS and/or DLS’ Subsidiaries in connection with Local Argentina Financing Activities described in Section 7.04(j), the Borrower will not incur any Guaranty Obligation in connection therewith; provided further, however, with respect to Indebtedness owing by BCH and BCH Brazil to Standard Bank described in Section 7.02(m), the amount of the Guaranty Obligation of Borrower in respect thereof shall not exceed $23,000,000;”
1.7 Section 7.04(e). Section 7.04(e) of the Credit Agreement is amended in its entirety to read as follows:
“(e) Indebtedness of the Borrower and its Subsidiaries in respect of purchase money obligations for fixed or capital assets, including the CFSC Rig Financing, within the limitations set forth in Section 7.01(j); provided, however, that the aggregate amount of such Indebtedness at any one time outstanding shall not exceed $31,000,000; provided further, however, that the $31,000,000 cap shall be reduced dollar for dollar for each dollar of CFSC Rig Financing principal repaid;”
1.8 Section 7.04. Section 7.04(j) of the Credit Agreement is amended to read in its entirety as follows:
“(j) Indebtedness of DLS and/or DLS’ Subsidiaries owing in connection with Local Argentina Financing Activities incurred to fund local operations in Argentina or Bolivia not to exceed the greater of (i) 15% of DLS’ consolidated tangible assets and (ii) $30,000,000; provided, such Indebtedness may be secured by Liens on assets of DLS and DLS’ Subsidiaries but shall not be otherwise secured nor guaranteed by Borrower;”
1.9 Section 7.04. Section 7.04 of the Credit Agreement is amended by deleting the word “and” at the end of clause (i), inserting the word “and” at the end of clause (j) and inserting a new subsection (k) to read in its entirety as follows:
“(k) Indebtedness of BCH and BCH Brazil owing to Standard Bank not to exceed $23,000,000; provided, if any such Indebtedness is guaranteed by Borrower, the amount of such Guaranty Obligations does not exceed $23,000,000; and provided further such Indebtedness may not be secured by any assets of Borrower or any of its Subsidiaries (other than BCH and BCH Brazil) but such Indebtedness may be secured by Liens on assets of BCH and BCH Brazil;”
Second Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

1.10 Section 7.10. Section 7.10 of the Credit Agreement is amended in its entirety to read as follows:
“7.10 Change in Nature of Business. Engage in any material line of business substantially different from (a) those lines of business conducted by the Borrower and its Subsidiaries on the Second Amended and Restated Closing Date, (b) the land contract drilling business or (c) other businesses reasonably related to the business described in clauses (a) or (b).”
1.11 Section 7.12. Section 7.12 of the Credit Agreement is amended in its entirety to read as follows:
“Section 7.12. Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement, any other Loan Document, the indentures governing the Senior Unsecured Notes, the documents relating to the BCH Acquisition, the loan documents governing the loan to BCH and BCH Brazil from Standard Bank and the guarantee documents to which Borrower is a party guaranteeing the loan to BCH and BCH Brazil from Standard Bank and the loan documents governing the CFSC Rig Financing) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Sections 7.04(e), or 7.05 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.”
1.12 Section 7.14. Section 7.14 of the Credit Agreement is amended in its entirety to read as follows:
“7.14 Capital Expenditures. Make or incur capital expenditures in excess of $155,000,000 for the 2008 Fiscal Year(including any Investments described in Section 7.02(l)(ii)), $120,000,000 for the 2009 Fiscal Year and for the 2010 Fiscal Year and each Fiscal Year thereafter, on a rolling four-quarter basis, make or incur capital expenditures in an amount in excess of 20% of the Borrower’s Consolidated Net Worth as of the last day of the most recent quarter end for which financial statements have been delivered pursuant to Sections 6.01(a) or (b); provided, however, there shall be excluded from capital expenditures “lost in hole” replacement capital expenditures invoiced to customers of Borrower or its Subsidiaries by Borrower or its Subsidiaries in the ordinary course of business unless any such invoice remains unpaid for more than 90 days after its due date, in which case such invoiced amount shall be included in capital expenditures.”
Second Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

Paragraph 2. Effective Date. This Amendment shall not become effective until the date (such date, the “Second Amendment Effective Date”) the Administrative Agent receives all of the agreements, documents, certificates, instruments, and other items described below:
(a) this Amendment, executed by the Borrower, the Guarantors, and the Required Lenders;
(b) from the Borrower and the existing Guarantors, such certificates of secretary, assistant secretary, manager, or general partner, as applicable, as the Administrative Agent may require, certifying (i) resolutions of its board of directors, managers or members (or their equivalent) authorizing the execution and performance of this Amendment and the other Loan Documents which such Person is executing in connection herewith, (ii) the incumbency and signature of the officer executing such documents, and (iii) no change in such Person’s organizational documents since April 26, 2007;
(c) payment on the Second Amendment Effective Date to the Administrative Agent of a fifty (50) basis point amendment fee calculated on the Aggregate Revolving Commitment in effect on the Second Amendment Effective Date which fee will be shared among each Lender timely approving the Second Amendment in accordance with its Pro Rata share of the Aggregate Revolving Commitment, which fee once paid will be fully earned and nonrefundable;
(d) fees and expenses required to be paid pursuant to Paragraph 5 of this Amendment, to the extent invoiced prior to the Second Amendment Effective Date;
(e) evidence satisfactory to the Administrative Agent that any necessary consents to the transactions contemplated in this Amendment from the holders of the Senior Unsecured Notes has been obtained and is in full force and effect; and
(f) such other assurances, certificates, documents and consents as the Administrative Agent may require.
Paragraph 3. Acknowledgment and Ratification. As a material inducement to the Administrative Agent and the Lenders to execute and deliver this Amendment, each of the Borrower and the Guarantors (i) consents to the agreements in this Amendment, (ii) agrees and acknowledges that the execution, delivery, and performance of this Amendment shall in no way release, diminish, impair, reduce, or otherwise affect the respective obligations of the Borrower or any Guarantor under the Loan Documents to which it is a party, which Loan Documents shall remain in full force and effect, and all rights thereunder are hereby ratified and confirmed.
Paragraph 4. Representations. As a material inducement to the Administrative Agent and the Lenders to execute and deliver this Amendment, each of the Borrower and the Guarantors represents and warrants to the Administrative Agent and the Lenders that as of the Second Amendment Effective Date and as of the date of execution of this Amendment, (a) all representations and warranties in the Loan Documents are true and correct in all material respects as though made on the date hereof, except to the extent that any of them speak to a different specific date, and (b) no Default or Event of Default exists.
Paragraph 5. Expenses, Funding Losses. The Borrower shall pay on demand all reasonable costs, fees, and expenses paid or incurred by the Administrative Agent incident to this Amendment, including, without limitation, Attorney Costs in connection with the negotiation, preparation, delivery, and execution of this Amendment and any related documents, filing and recording costs, and the costs of title insurance endorsements, if any.
Second Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

Paragraph 6. Miscellaneous.
(a) This Amendment is a “Loan Document” referred to in the Credit Agreement. The provisions relating to Loan Documents in Article X of the Credit Agreement are incorporated in this Amendment by reference. Unless stated otherwise (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Amendment must be construed, and its performance enforced, under Texas law and applicable federal law, (d) if any part of this Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, and (e) this Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document.
Paragraph 7. Entire Agreement. This amendment represents the final agreement between the parties about the subject matter of this amendment and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
Paragraph 8. Parties. This Amendment binds and inures to the benefit of the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent, the other Lenders, and their respective successors and assigns.
Paragraph 9. Further Assurances. The parties hereto each agree to execute from time to time such further documents as may be necessary to implement the terms of this Amendment.
Paragraph 10. Release. As additional consideration for the execution, delivery and performance of this Amendment by the parties hereto and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Amendment, the Borrower warrants and represents to the Administrative Agent, the Collateral Agent and the Lenders that to the best of its knowledge no facts, events, statuses or conditions exist or have existed which, either now or with the passage of time or giving of notice, or both, constitute or will constitute a basis for any claim or cause of action against the Administrative Agent, the Collateral Agent or any Lender or any defense to (i) the payment of Obligations under the Revolver Notes and/or the Loan Documents, or (ii) the performance of any of its obligations with respect to the Revolver Notes and/or the Loan Documents. In the event any such facts, events, statuses or conditions exist or have existed, Borrower unconditionally and irrevocably hereby RELEASES, RELINQUISHES and forever DISCHARGES Administrative Agent, the Collateral Agent and the Lenders, as well as their predecessors, successors, assigns, agents, officers, directors, shareholders, employees and representatives, of and from any and all claims, demands, actions and causes of action of any and every kind or character, past or present, which Borrower may have against any of them or their predecessors, successors, assigns, agents, officers, directors, shareholders, employees and representatives arising out of or with respect to (a) any right or power to bring any claim for usury or to pursue any cause of action based on any claim of usury, and (b) any and all transactions relating to the Loan Documents occurring prior to the date hereof, including any loss, cost or damage, of any kind or character, arising out of or in any way connected with or in any way resulting from the acts, actions or omissions of any of them, and their predecessors, successors, assigns, agents, officers, directors, shareholders, employees and representatives, including any breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander or conspiracy, but in each case only to the extent permitted by applicable Law.
Second Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

The parties hereto have executed this Amendment in multiple counterparts to be effective as of the Second Amendment Effective Date.
Remainder of Page Intentionally Blank
Signature Pages to Follow.
Second Amendment to Allis-Chalmers
Energy Second Amended and
Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER: ALLIS-CHALMERS ENERGY INC., a Delaware corporation, as Borrower
By:	/s/ Victor M. Perez
Victor M. Perez
Chief Financial Officer
Second Amendment to Allis-Chalmers
Energy Credit Agreement

Signature Page 1

GUARANTORS:

AirComp LLC		Allis-Chalmers Drilling LLC

By:	/s/ Victor M. Perez	By:	/s/ Victor M. Perez
	Victor M. Perez		Victor M. Perez
	Chief Financial Officer		Chief Financial Officer

Allis-Chalmers Holdings Inc.		Allis-Chalmers Management LLC

By:	/s/ Victor M. Perez	By:	/s/ Victor M. Perez
	Victor M. Perez		Victor M. Perez
	Chief Financial Officer		Chief Financial Officer

Allis-Chalmers Production Services LLC		Allis-Chalmers Rental Services LLC

By:	/s/ Victor M. Perez	By:	/s/ Victor M. Perez
	Victor M. Perez		Victor M. Perez
	Chief Financial Officer		Chief Financial Officer

Allis-Chalmers Tubular Services LLC		Rebel Rentals LLC

By:	/s/ Victor M. Perez	By:	/s/ Victor M. Perez
	Victor M. Perez		Victor M. Perez
	Chief Financial Officer		Chief Financial Officer

Petro-Rentals LLC		Strata Directional Technology LLC

By:	/s/ Victor M. Perez	By:	/s/ Victor M. Perez
	Victor M. Perez		Victor M. Perez
	Chief Financial Officer		Chief Financial Officer
Second Amendment to Allis-Chalmers
Energy Credit Agreement

Signature Page 2

ADMINISTRATIVE AGENT: ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent
By:	/s/ Ann Hurley
	Name:	Ann Hurley
	Title:	Manager, Agency
Second Amendment to Allis-Chalmers
Energy Credit Agreement

Signature Page 3

L/C ISSUER AND LENDER: ROYAL BANK OF CANADA, as a Lender and L/C Issuer
By:	/s/ Jason S. York
	Name:	Jason S. York
	Title:	Authorized Signatory
Second Amendment to Allis-Chalmers
Energy Credit Agreement

Signature Page 4

LENDER: CATERPILLAR FINANCIAL SERVICES CORPORATION, as Lender
By:	/s/ Christopher c. Patterson
	Name:	Christopher C. Patterson
	Title:	Global Operations Manager—Capital Markets
Second Amendment to Allis-Chalmers
Energy Credit Agreement

Signature Page 5

LENDER: WELLS FARGO BANK, N.A. as a Lender
By:	/s/ Donald W. Herrick, Jr.
	Name:	Donald W. Herrick, Jr.
	Title:	Vice President
Second Amendment to Allis-Chalmers
Energy Credit Agreement

Signature Page 6

LENDER: NATIXIS, as a Lender
By:	/s/ Donovan C. Broussard
	Name:	Donovan C. Broussard
	Title:	Managing Director

By:	/s/ Liana Tchernysheva
	Name:	Liana Tchernysheva
	Title:	Director
Second Amendment to Allis-Chalmers
Energy Credit Agreement

Signature Page 7

LENDER: WHITNEY NATIONAL BANK, as a Lender
By:	/s/ Mark S. McCullough
Mark S. McCullough
Vice President
Second Amendment to Allis-Chalmers
Energy Credit Agreement

Signature Page 8